Exhibit 10.2

February 2, 2026

Jamie Miller

Jamie,

PayPal Holdings, Inc. (together with its consolidated subsidiaries, “PayPal”) is transforming the digital economy, and the work we are doing together has never been more important. Your contributions play a critical role in driving PayPal’s continued growth and success. In appreciation of your hard work and commitment to PayPal, you will be eligible to receive a cash retention award of $3,000,000 (the “Retention Award”).

The Retention Award will vest 67% on the first anniversary of the date hereof and 33% on the second anniversary of the date hereof, in each case subject to your continued employment with PayPal through the applicable vesting date; provided that if you experience a “Qualifying Termination” (as defined in Appendix A to PayPal’s Executive Change in Control and Severance Plan, as is applicable to you at the time of such Qualifying Termination (the “Executive Severance Plan”)), subject to your execution of a release of claims in a form provided by PayPal, any unvested portion of the Retention Award will vest upon such termination. For clarity, neither the commencement nor cessation of your service as Interim President Chief Executive Officer will constitute a basis for your termination for “Good Reason” (as defined in Appendix A to the Executive Severance Plan). Any portion of the Retention Award that vests will be paid on your next regular payroll date following the vesting date or, if such vesting is due to your Qualifying Termination, within 60 days following the date your employment terminates. The Retention Award will be subject to applicable taxes and withholding. Other than as expressly provided herein, you will not be considered continuously employed if you or PayPal has given notice of termination of employment, whatever the reason. This letter does not alter the nature of your employment relationship or compensation arrangements with PayPal.

I hope you continue to be inspired by the work you are doing, and that this recognition reinforces how much we value you as a member of the team. PayPal has tremendous opportunities ahead and your continued contributions are key to helping us live our values and deliver for our customers. Thank you again for all you do on behalf of PayPal, and congratulations on this well-deserved recognition.

Sincerely,

/s/ David Dorman

David Dorman

Chair, Compensation Committee of the

Board of Directors PayPal Holdings, Inc.

/s/ Jamie Miller
Jamie Miller